                                                                   EXHIBIT 10.13



                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is made on August 30, 2002 between Integral Vision, Inc., a Michigan corporation located at 38700 Grand River Avenue, Farmington Hills, Michigan 48335 ("Seller") and DaTARIUS Technologies, Inc., a California corporation located at 13844 Alton Parkway, Suite 132, Irvine, CA 92618 ("Buyer").

                                   BACKGROUND

A. Seller is engaged in the business of developing and manufacturing inspection systems for the optical disc industry including an Optical Disc Scanner System, an Identification Code Verification System, a Screen and Offset Printed Label Inspection System, and an Optical Disc Orientation System (the "Business"). Buyer desires to purchase, and Seller desires to sell to Buyer, the Purchased Assets (as defined in Section 1) on the terms and subject to the conditions of this Agreement.

B. The parties acknowledge that the Seller is engaged in business lines other than the Business, including but not limited to, inspection of small flat panel displays, and the sale of various hardware and software packages that can be configured to allow end users and integrators to develop their own solutions to many simple vision inspection applications ("Unrelated Business") and this Asset Purchase Agreement does not include any assets of such Unrelated Business, including those assets which are used in both the Business and the Unrelated Business, unless specifically identified as being purchased as part of this Agreement.

C. Seller has also agreed not to compete with Buyer in the conduct of the Business as provided in a non-competition agreement in substantially the form as attached in Schedule 5.a (the "Non-Competition Agreement").

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the Background and the terms and conditions set forth in this Agreement, the Seller and Buyer agree as follows:

1. Assets Purchased. At the Effective Date, Seller shall sell, assign, convey, transfer, set over, and deliver to Buyer all of the following assets, rights, and interests used in, useable in or relating exclusively to the operation of the Business, free and clear of all liabilities, security interests, claims, liens and encumbrances, and would include the following (collectively, the "Purchased Assets"):

         a. Good and saleable inventory used for the Business (the "Inventory"), as may be required by Buyer from time to time and so long as Seller has such Inventory available; but until such Inventory is ordered for purchase by

                  Buyer, it shall remain the property of Seller subject to the right to purchase by Buyer at the price identified in Section 4.a.i below.

         b. Except as provided on Schedule 1.B, all Seller's right, title, benefit, and interest in and to any patent, trademark, trade name, service mark, copyright or software used in the Business, whether registered or unregistered, and any applications therefor, and any inventions, discoveries, improvements, designs, prototypes, trade secrets, manufacturing and engineering drawings, process sheets, specifications, bills of material, formulae and secret and confidential processes, know-how, technology, and other industrial property (whether patentable or unpatentable) used in the Business (the "Intellectual Property").

         c.       The full benefit of:

                  i. Any and all purchase orders placed with and accepted by Seller on or before the Effective Date (as hereinafter defined in Section 10.a.) in connection with the Business that have not been completely performed or filled before the Effective Date, covering the purchase from Seller of products to be supplied by Seller in the Business, or covering the rendition by Seller of service on products supplied by Seller in the Business and including all deposits, progress payments, and credits of the Business, as set forth on Schedule 1.c.i; and

                  ii. The purchase orders listed on Schedule 1.c.ii placed by Seller prior to the Effective Date in connection with the Business that have not been completely performed before the Effective Date, covering Seller's purchase of supplies or materials in the ordinary course of business.

         (All the items listed in this Section 1.c are the "Contracts and Commitments").

         d. The fixed assets listed on Schedule 1.d, which are being purchased "as is/where is".

         e. All information, files, records, lists, data, recorded knowledge, telephone and fax numbers, addresses and internet addresses which pertain to customers, suppliers, advertising, promotional materials, sales, service, delivery, internal organization or operation of the Business;

         f. All rights under any written or oral contract, agreement, personal or real property lease, purchase option, customer order, plan, instrument, document, commitment, arrangement, undertaking or authorization of the Business listed on
                  Schedule 1.f;

         g. All certificates, licenses and permits relating to operation of the Business listed on Schedule 1.g, to the extent transferable to Buyer;

         h. All security deposits and similar items in connection with the Business, in the amount accrued as of the Effective Date listed on Schedule 1.h.

         i. Any and all goodwill connected with the Business, but excluding the phone and fax numbers of the Business, the business e-mail addresses of employees of the Business, and the internet address and web site of the Business.

         j. All of Seller's rights to the names "AID" and "Automatic Inspection Devices."

         Seller shall update all Schedules described in this Section 1, where appropriate, as of the Effective Date.

2. Excluded Assets. Buyer is not purchasing any Excluded Assets from Seller. "Excluded Assets" means:

         a. All of Seller's books of account (although copies of such books and records relating to the Business shall, on reasonable request made by Buyer or representatives of Buyer, be provided to Buyer);

         b. Claims for refunds of federal and state income taxes, tax credits of any kind resulting from operation of the Business prior to the Closing Date;

         c. Cash or cash equivalents in transit, in hand or in bank accounts;

         d.       All prepaid insurance of the Business; and

         e.       The accounts receivable of the Business.

         f. Patents as to which Buyer is specifically granted only a license, as listed on Schedule 1B; and

         g. Any assets of the nature listed in Section 1 above that are not used exclusively in the Business.

3. Liabilities Assumed. Seller agrees that Buyer assumes no liabilities of Seller, whether accrued, absolute, contingent, known, unknown, or otherwise, except that Buyer would assume and take the Purchased Assets subject to the following liabilities relating to the Business which Buyer agrees to assume:

         a. Liabilities arising out of all existing or pending orders of Seller's customers as listed on Schedule 1.c.i;

         b. Liabilities arising out of all existing or pending Seller purchase orders as of the Closing Date (as hereinafter defined in Section 10.a.) as listed on Schedule 1.c.ii;

         c. Liabilities of the Business arising from and after the Closing Date; and

         d. Other liabilities of the Business specifically identified as liabilities of Buyer elsewhere in this Purchase Agreement.

The items listed in this Section 3 are "Assumed Liabilities". Buyer shall not assume or become responsible for, and Seller shall remain liable for, any and all liabilities or obligations of Seller which are not Assumed Liabilities (collectively, the "Retained Liabilities").

4.       Purchase Price for Purchased Assets.

         a. Purchase Price. The purchase price to be paid by Buyer to Seller for the Purchased Assets and the Non-Competition Agreement pursuant to Section 5.a (the "Purchase Price") shall, in addition to the Assumed Liabilities, be as follows:

                  i. Inventory. For the Inventory, Seller's "Standard Cost," which is defined as the cost listed in Seller's M2M inventory control system as of July 16, 2002, to be paid at the time of use of such Inventory and be due upon Buyer's receipt of invoice.

                  ii. Fixed Assets. For the fixed assets listed on Schedule 1.D, Twenty Five Thousand ($25,000.00US) US Dollars.

                  iii. Remaining Purchased Assets. For the balance of the Purchased Assets, including the covenant not to compete pursuant to the Noncompetition Agreement, a royalty, to be paid for the two years following the Closing Date, equal to eighteen percent (18%) of the net sale price to Buyer (net sale price is final invoice price less freight, duties and commissions) on any sales of systems included in the Business or systems that perform similar functions (the "Royalty").

         b.       Payment of Purchase Price.

                  i. Payment at Closing. Buyer shall pay the Purchase Price set forth in 4.a.ii. and One Hundred Thousand ($100,000.00US) US Dollars representing an advance under the Royalty as described in Section 4.a.iii. above (the "Advanced Royalty") on the Closing Date by delivering to Seller the amount of One Hundred Twenty Five Thousand Dollars and No Cents US ($125,000.00US) by cashier's or certified check or wire transfer ("Readily Available Funds").

                  ii. Payment Following Closing. Buyer shall pay the Royalty for the 24-month period following the Closing Date. Until the Advanced Royalty has been accounted for, the portion of the Royalty payment equal to ten percent (10%) of net sales will be in the form of a credit against the Advanced Royalty and the portion of the Royalty payment equal to eight percent (8%) of net sales will be paid in cash to Buyer. Buyer will issue a statement of sales/royalty due no later than two weeks following the end of the month in which such sales are made. Seller will issue an invoice to Buyer for the amount of Royalty due, which invoice will be paid by Buyer on or before the end on the next month, a maximum of 60 days following the end of the month in which such sales are made.

         c. Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with attached Schedule 4.C. Buyer and Seller agree to file all returns and reports in a manner consistent with the allocations in this Section.

5.       Related Agreements.

         a. Non-Competition Agreement. At the Closing, Seller shall execute and deliver to Buyer the Non-Competition Agreement in the form attached as Schedule 5.a.

         b. Transition Assistance Agreement. The Transition Assistance Agreement attached hereto as Schedule 5.b. covering the use of certain of the Seller's personnel and services during a transition period.

         c. License Agreements. The License Agreements attached as Schedules 1.b-a and 1.b-b granting Buyer and Seller, respectively, a paid-up, nonexclusive, world-wide license in certain specified patents.

         (All of the Agreements contained in this Section 5 are hereinafter referred to collectively as "Related Agreements.")

6. Delivery Free of Encumbrances. Seller shall deliver good title to the Purchased Assets free and clear of all mortgages, liens, claims, demands, charges, options, equity interests, leases, tenancies, easements, pledges, security interests, and other encumbrances ("Encumbrances"), except for any Assumed Liability which results in any Encumbrance.

7.       Preclosing Actions.  Before the Effective Date:

         a. Conduct of Business. Seller shall carry on and conduct the Business only in the ordinary course consistent with past practices, without any change in the policies, practices, and methods that Seller pursued before the date of this Agreement. Seller will use its best efforts to preserve the Business organization intact; to preserve the relationships with Seller's customers, suppliers, and others having business dealings with it; and to preserve the services of Seller's agents and representatives. Without limitation of the foregoing, (i) Seller shall not undertake any action without the prior written consent of Buyer that, if taken before the date of this Agreement, would have been required to be disclosed on any Schedule to this Agreement; and (ii) Seller shall not alter the physical content or character of any of the Business's inventories so as to affect the nature of the Business or result in a change in the total dollar valuation of the inventories or otherwise take action or refrain from taking action that would result in any change in the Purchased Assets or Assumed Liabilities, other than in the ordinary course of business consistent with past practices.

         b. Accuracy of Representations and Warranties and Satisfaction of Conditions. Seller shall immediately advise Buyer in writing if (i) Seller's representations or warranties are untrue or incorrect in any material respect or (ii) Seller becomes aware of the occurrence of any event or of any state of facts that results in any of the representations and warranties of Seller being untrue or incorrect as if Seller were then making them. Seller will not take any action, or omit to take any action, that would cause Seller's representations and warranties set forth in this Agreement to be untrue or incorrect as of the Effective Date. Seller will use its best efforts to cause all conditions within its control that are set forth in Section 8 to be satisfied as promptly as practicable under the circumstances.

8. Conditions Precedent to Buyer's Obligations. Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or waiver by Buyer) before or at the Closing of each of the following conditions:

         a. Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement and all Related Agreements shall be true and correct at and as of the Closing Date as though such representations and warranties were made on that date, and Buyer shall have received a certificate to such effect signed by the President or a Vice President of Seller.

         b. Performance of Covenants. The Seller shall have in all respects performed and complied with all covenants, agreements, and conditions that this Agreement and all related documents require to be performed or complied with before or on the Closing Date, specifically including all of the Related Agreements referred to in Section 5, and Buyer shall have received a certificate to such effect signed by the President or a Vice President of Seller.

         c. No Casualty. Prior to the Closing Date, Seller shall not have incurred, or be threatened with, a liability or casualty that would impair the value of the Purchased Assets.

         d. Instruments of Transfer, etc. Effective as of the Effective Date, Seller shall have delivered to Buyer all bills of sale, general instruments of transfer,conveyances, assurances, transfers, assignments, approvals, consents, and any other instruments and documents containing the usual and customary covenants and warranties of title and that shall be convenient, necessary, or reasonably required to effectively transfer the Purchased Assets to Buyer with good title, free and clear of all Encumbrances.

         e. No Litigation. No action, suit, proceeding, or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, (i) to restrain or prevent the carrying out of the transactions contemplated by this Agreement, or (ii) that might affect Buyer's right to own, operate, and control the Purchased Assets after the Effective Date.

         f. Approvals. The Board of Directors and shareholders of the Buyer shall have taken the necessary actions to approve this transaction.

         g. Other Documents and Instruments. Buyer shall have received such other documents and instruments as it has reasonably requested.

         h. Approvals by Buyer's Counsel. Buyer's counsel shall reasonably approve all legal matters and the form and substance of all documents that Buyer or Seller is to deliver at the Closing.

9. Conditions Precedent to Seller's Obligations. Seller's obligations to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions before or at the Closing Date:

         a. Accuracy of Representations and Warranties. Buyer's representations and warranties contained in this Agreement and all Related Agreements shall be true and correct at and as of the Closing Date as though such representations and warranties were made at the Closing and Seller shall have received a certificate to such effect signed by the President or a Vice President of Buyer.

         b. Performance of Covenants. Prior to and at the Closing Date, Buyer shall have in all respects performed and complied with its obligations under all the covenants, agreements, and conditions that this Agreement and all Related Agreements require and Buyer shall have received a certificate to such effect signed by the President or a Vice President of Seller.

         c. Board Approval. The Board of Directors of the Seller shall have taken the necessary action approving this transaction.

10.      Closing Matters.

         a. Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Warren Cameron Faust &

                  Asciutto,P.C. at 2161 Commons Parkway, Okemos, Michigan at 10:00 a.m. US Eastern Standard Time on August 30, 2002 or at such other place and/or on such other date as the parties may agree upon (the "Closing Date"). The sale and the transfer of the assets being transferred will be effective at 12:00 midnight US Eastern Daylight Time on August 30, 2002 ("Effective Date").

         b. Updated Schedules. Certain Schedules will need to be up-dated to the Effective Date. This shall include, without limitation, Schedules 1.c.i (Customer Orders), 1.c.ii (Vendor Orders) and 11.p (Progress Payments). All schedules shall be updated as necessary such that each such schedule is accurate and complete as of the Closing Date.

         c. Certain Closing Expenses; Prorations. Seller shall be liable for and shall pay all US, Michigan, and local sales, use, excise, and documentary stamp taxes and all other taxes, duties, or other like charges properly payable on and in connection with Seller's conveyance and transfer of the Purchased Assets to Buyer. It is agreed, however, that Buyer shall be responsible for any VAT, export or import taxes associated with transferring any Inventory or Fixed Assets. Personal property taxes and other service contracts assumed by Buyer shall be prorated ratably as of the Effective Date. To the extent practicable, all such prorations shall be computed and paid at the Closing, and to the extent not practicable, as soon as practicable thereafter.

         d. Further Assurances. Seller shall cooperate with and assist Buyer with the transfer of the Purchased Assets under this Agreement and take all other reasonable actions to assure that the Business is smoothly transferred to Buyer. From time to time after the Effective Date, Seller shall, at the request of Buyer, execute and deliver such additional conveyances, transfers, documents, instruments, assignments, applications, certifications, papers, and other assurances that Buyer requests as necessary, appropriate, convenient, useful or desirable to effectively carry out the intent of this Agreement and to transfer the Purchased Assets to Buyer.

11. Seller's Representations and Warranties. As of the Closing, the Seller represents and warrants to Buyer, and acknowledges and confirms, that Buyer is relying on these representations and warranties in entering into this Agreement:

         a. Organization and Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, and Seller has all requisite power and authority (corporate and otherwise) to own its properties and conduct its business as it is now being conducted. The copies of Seller's articles of incorporation and bylaws, as amended to date, which have been delivered to Buyer, are correct and complete and are in full force and effect.

         b. Authorization. Seller has all requisite power and authority (corporate and otherwise), all requisite legal capacity (i) to execute, deliver, and perform this Agreement and the Related Agreements and (ii) to consummate the transactions contemplated under this Agreement and the Related Agreements. Seller has taken, or will have taken at the time of the Closing, all necessary corporate action (including the approval of its board of directors) to approve the execution, delivery, and performance of this Agreement and the Related Agreements to be executed and delivered by it and the consummation of the transactions contemplated in this Agreement. This Agreement is, and the Related Agreements when executed and delivered by the parties to them, will be legal, valid, and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         c.       Existing Agreements and Governmental Approvals.

                  i. The execution, delivery, and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated by them:

                           1. Do not and will not violate any provisions of any law applicable to the Seller, the Business, or the Purchased Assets;

                           2. As of the Closing, does not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time or both) Seller's Articles of Incorporation or Bylaws, or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which the Seller is a party or by which it or any of its assets and properties are bound (including, without limitation, the Purchased Assets); and

                           3. Do not and will not result in the creation of any Encumbrance on the Seller's properties, assets, or Business (including, without limitation, the Purchased Assets).

                  ii. Except as provided in Schedule 11.c, no approval, authority, or consent of, or filing by, the Seller with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary:

                           1. To authorize the execution and delivery of this Agreement or any of the Related Agreements by the Seller,

                           2.   To authorize the consummation of the
                                transactions contemplated by this Agreement or any of the Related Agreements by the Seller, or

                           3. To continue Buyer's use and operation of the Purchased Assets after the Effective Date.

         d. No Insolvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties is pending or, to the Best Knowledge of Seller, threatened. Seller has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. For the purposes of this Agreement, the phrase "Best Knowledge of Seller," or words of similar import, means such knowledge as the shareholders, officers, directors and those individuals responsible for the day-to-day operations of Seller would have after the exercise of due inquiry into the matter in question.

         e. No Undisclosed Liabilities. Except as otherwise disclosed inattached Schedule 11.e or any other schedules to this Agreement, to the Best of Seller's Knowledge, Seller does not have any liabilities or obligations related to the Business, whether accrued, absolute, contingent, or otherwise, and there exists no fact or circumstance that could give rise to any such liabilities or obligations in the future.

         f.       Conduct of Business. Except as otherwise disclosed on attached
                  Schedule 11.f or any schedules to this Agreement, since March 31, 2002, Seller has not, in connection with the Business:

                  i. Entered into, materially amended, or terminated any contract, license, lease, commitment, or permit, involving the Business, except in the ordinary course of business consistent with past practices;

                  ii. Incurred or become subject to any obligation or liability (absolute, accrued, contingent, or otherwise), involving the Business, except (1) in the ordinary course of business consistent with past practices and (2) in connection with the performance of this Agreement;

                  iii. Mortgaged, pledged, or subjected to any Encumbrance any of the Purchased Assets;

                  iv. Sold, transferred, or agreed to sell or transfer any asset, property, or business; canceled or agreed to cancel any debt or claim; or waived any right involving the Business, except in the ordinary course of business consistent with past practices;

                  v. Disposed of or permitted to lapse any Intellectual Property of the Business;

                  vi. Experienced any damage, destruction, or loss (whether or not covered by insurance) affecting its properties, assets, business or prospects, or any material deterioration in the operating condition of any assets of Seller;

                  vii. Made or authorized any capital expenditures in excess of $10,000.00;

                  viii. Suffered any adverse change or any threat of any adverse change in any of Seller's relations with, or loss or threat of loss of, any of Seller's material suppliers, clients or customers;

                  ix. Made any write-offs as uncollectible any notes or accounts receivable of Seller or any write-offs of the value of any assets or inventory by Seller other than in immaterial amounts or in the ordinary course of business consistent with past practices;

                  x. Made any change in any method of accounting or keeping its books of account or accounting practices;

                  xi. Entered into any other transaction other than in the ordinary course of business consistent with past practices in connection with the Business; and

                  xii.     Agreed or committed to do any of the foregoing.

         g. No Adverse Changes. Since March 31, 2002 there has not been, to the best knowledge of Seller, any occurrence, condition, or development that has materially adversely affected, or is likely to materially adversely affect, operations, prospects, results of operations or condition (financial or other) of the Business, or the Purchased Assets.

         h. Contracts. Except for the contracts, commitments or leases listed on Schedules 1.c.i, 1.c.ii, 11.h, or any other schedule of this Agreement, Seller is not a party to nor bound by any agreement or commitment that affects the Business, the Purchased Assets, or the Assumed Liabilities which has a value of more than $10,000 or will last for more than one year from the Effective Date (all these contracts and commitments referred to as "Significant Contracts"). All Significant Contracts are in full force and effect and are valid and binding obligations of the parties thereto in accordance with their respective terms. No default or alleged default exists on the part of Seller, or, to the Best Knowledge of Seller, on the part of any other party, under any of the Significant Contracts. True and complete copies of all Significant Contracts have been delivered to Buyer. Except as identified on Schedule 11.h, each Significant Contract which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other party thereto.

         i. Title to Purchased Assets. Seller is the sole and absolute owner of the Purchased Assets and has good title to all of the Purchased Assets, which are, or will be at the time of the Closing, free and clear of any and all Encumbrances. Schedule 11.i lists or describes all property used in the conduct of the Business that is owned by or an interest in which is claimed by any other person (whether a customer, supplier, or other person) and for which Seller is responsible, together with copies of all related agreements. All such assets are situated on the Premises or other of Seller's facilities and are in such condition that upon return to its owner, Buyer will not be liable in any amount to the owner.

         j. Condition of Fixed Assets. Buyer acknowledges that it is buying the Fixed Assets "as is/where is" and Seller makes no warranty as to the condition of such assets.

         k.       Taxes.

                  i. For the purposes of this Section, "Tax" or "Taxes" shall mean all foreign, federal, state, county, local, and other taxes (including, without limitation, income taxes; premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; real estate taxes; severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments), and include interest, additions to tax, and penalties.

                  ii. As it relates to the Business and the Purchased Assets, Seller has filed on a timely basis all Tax returns it is required to file under foreign, federal, state, or local law and has paid or established an adequate reserve with respect to all Taxes for the periods covered by such returns. All tax returns and reports filed by Seller are true, correct and complete. No agreements have been made by or on behalf of Seller for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. Seller and its officers have received no notice of any pending or threatened audit by the IRS or any foreign, state or local agency related to Seller's Tax returns or Tax liability for any period, and no claim for assessment or collection of Taxes has been asserted against Seller. There are no federal, federal, state, or local tax liens outstanding against any of Seller's assets (including, without limitation, the Purchased Assets) or the Business.

         l. Litigation. There are no claims, disputes, actions, suits, proceedings, or investigations pending or, to the Best Knowledge of the Seller, threatened against or affecting Seller, involving the Business or the Purchased Assets.

         m. Product Liability. No known defect or deficiency exists in any of the products manufactured or sold by Seller in the Business, or in any finished Inventory of the Business, that could give rise to any liabilities or claims for breach of warranty, product liability, or similar liabilities or claims.

         n. Compliance with Laws. At all times prior to the Closing Date, Seller has complied with all laws, orders, regulations, rules, decrees, and ordinances affecting to any extent or in any manner any aspects of the Business or the Purchased Assets.

         o.       Suppliers and Customers.

                  i. A complete and accurate list of all component or inventory suppliers or vendors of products or services to Seller in connection with the Business aggregating more than $10,000.00 (at cost) during calendar year 2001, and the address of each supplier or vendor and the amount sold to Seller during that period, is set forth in Schedule 11.o.i. The names of any suppliers of goods or services with respect to which practical alternative sources of supply are not available on comparable terms and conditions are separately listed in Schedule 11.o.i.

                  ii. A complete and accurate list of each of Seller's customers aggregating more than $10,000.00 in revenues to Seller during calendar year 2001 in connection with the Business, the address of each customer, and the amount each customer purchased from Seller during calendar year 2001 is set forth in
                           Schedule 11.o.ii.

                  iii. Seller has no information that might reasonably indicate that any customer, supplier or vendor of Seller intends to cease purchasing from, selling to, or dealing with Seller. No information has been brought to the attention of Seller that might reasonably lead it to believe that any customer or supplier intends to alter, in any material respect, the amount of its purchases or sales or the extent of its dealings with Seller, or would alter in any material respect its purchases from, sales to, or dealings with Buyer in the event that the transactions contemplated by this Agreement are consummated.

         p. Progress Payments. Schedule 11.p contains a true and complete list and description of all security deposits, progress payments, and the like that Seller has received relating in any way to any purchase orders, leases, or other agreements that are part of the Business.

         q. No Brokers. Seller has not engaged, and is not responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement.

         r. Intellectual Property. Schedule 11.r lists all Intellectual Property of the Seller that Seller directly or indirectly owns, licenses, uses, requires for use, or controls in whole or in part and all licenses and other agreements allowing Seller to use the intellectual property of third parties in connection with the Business. Seller does not own, directly or indirectly, or use any patents, copyrights, trademarks, or service marks in the Business except as listed. Except as set forth in Schedule 11.r, Seller is the sole and exclusive owner of the Intellectual Property, free and clear of all Encumbrances. Buyer acknowledges that the nonowned software listed on Schedule 11.r is readily available in the open market and will not be transferred by Seller. Except as set forth in Schedule 11.r or any other schedule to this Agreement, to the Best Knowledge of the Seller:



i. none of the Seller's Intellectual Property infringes on any other person's intellectual property and no activity of any other person infringes on any of the Intellectual Property.

ii. Seller's manufacturing and engineering drawings, process sheets, specifications, bills of material, trade secrets, "know-how," and like data used in the Business are in such form and of such quality that they can, following the Effective Date, be used in the process of designing, producing, manufacturing, assembling, and selling the products and providing the services previously provided by Seller so that such products and services meet applicable specifications and conform with the quality standards Seller previously met or was required to meet.

iii. The Intellectual Property is all that is necessary for the operation of the Business as it is currently conducted.

iv. All of the issued Patents are currently in compliance with formal legal requirements of United States laws (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

v. No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding.

vi. There is no potentially interfering patent or patent application of any third party.

vii. All products made, used or sold under the Patents have been marked with the proper patent notice.

         s. Books and Records. The minute books, financial and accounting records and other business records of Seller are accurate and complete in all material respects. Buyer may obtain copies, at its own expense, of any records of Seller reasonably required by Buyer to operate the Business.

         t. Disclosure. No representation or warranty by Seller contained in this Agreement, and no statement contained in a Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Seller has disclosed to Buyer all information which it considers material relating to the Business, the Purchased Assets and the Assumed Liabilities.

12. Buyer's Representations and Warranties. Buyer represents and warrants to Seller that:

         a. Organization and Standing. Buyer is a stock corporation duly incorporated and in good standing in Austria, and Buyer has all the requisite power and authority (corporate and otherwise) to own its properties and to conduct its business as it is now being conducted.

         b.       Authorization. Buyer has taken all necessary corporate action
                  (i) to duly approve the execution, delivery, and performance of this Agreement and the Related Agreements and (ii) to consummate any related transactions. Buyer has duly executed and delivered this Agreement. This Agreement is, and the Related Agreements when executed and delivered by the parties to them will be, legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditor's rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         c.       Existing Agreements and Governmental Approvals.

                  i. The execution, delivery, and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated by them:

                           1. Do not and will not violate any provisions of any law applicable to Buyer;

                           2. Do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) Buyer's Articles of Incorporation or Bylaws (or its Austrian equivalent) or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which Buyer is a party or by which it or any of its assets and properties are bound.

         d. No Additional Approval. No approval, authority, or consent of, or filing by Buyer with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary:

                  i. To authorize Buyer's execution and delivery of this Agreement and Related Agreements; or

                  ii. To authorize Buyer's consummation of the transactions contemplated by this Agreement and the Related Agreements.

13. Employees. Buyer may interview and hire Seller's employees employed in the Business. It is agreed, however, that any employee so hired by Buyer who wishes to return to employment by Seller without solicitation by Seller may be rehired by Seller. Seller agrees to use its best efforts to cause the following individuals to become employees of
         Buyer:

                  Chris Bryne -- Product Sales Manager
                  Bill Whitmer -- Sales
                  Luis Sousa -- European Sales
                  Russ Gowder -- Service Engineer
                  Keith Ritchie -- Service Engineer

14.      Indemnification.

         a. Seller. Seller shall defend, indemnify, and hold harmless Buyer and its directors, officers, shareholders, successors, and assigns from and against any and all costs, losses, claims, suits, actions, assessments, diminution in value, liabilities, fines, penalties, damages (compensatory, consequential, and other), and expenses (including reasonable legal fees) (collectively, "Damages") in connection with or resulting from:

                  i.       Any Retained Liabilities.

                  ii. Any inaccuracy in any representation or breach of any warranty of Seller contained in this Agreement or any Related Agreement.

                  iii. Any failure by Seller to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by Seller under this Agreement or any Related Agreement.

                  Provided, however, such indemnification shall be limited to the total of the Purchase Price plus all monies paid by Buyer under any Related Agreement.

         b. Buyer. Buyer shall defend, indemnify, and hold harmless Seller and its directors, officers, shareholders, successors, and assigns from and against any and all Damages in connection with or resulting from:

                  i. All debts, liabilities, and obligations of Buyer, whether accrued, absolute, contingent, known, unknown or otherwise, including the Assumed Liabilities.

                  ii. Any inaccuracy in any representation or breach of any warranty of Buyer contained in this Agreement or any Related Agreement.

                  iii. Any failure by Buyer to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by the Buyer under this Agreement or any Related Agreement.

                  Provided, however, such indemnification shall be limited to the total of the Purchase Price plus all monies paid by Buyer under any Related Agreement.

         c. Notice of Claim. Each person entitled to indemnification under this Section 14 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be available or sought, and shall permit the Indemnifying Party to participate in the defense of any such claim or any resulting litigation, and the Indemnifying Party may participate in such defense at such party's expense. The failure of any Indemnified Party to give the notice required by this Agreement shall not relieve the Indemnifying Party of its obligations unless such failure results in actual detriment to the Indemnifying Party. In the event that a claim or litigation is partially, but not wholly covered by an indemnity set forth in this Section 14 the Indemnified and the Indemnifying Parties shall share in the resulting losses in proportion to their respective liabilities. Except with the consent of each Indemnified Party, which consent shall not be unreasonably withheld, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement which does not include a release of such Indemnified Party from all liability in respect to such claim or litigation to the extent it is covered by the indemnity in this Section 14.

         d.       Limit of Liability.

                  i. Neither party shall have any liability (for indemnification or otherwise) under this Section 14 until the aggregate amount of such Damages exceeds Twenty Five Thousand Dollars and No Cents ($25,000.00).

15. Expenses. Each of the parties shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated, except that all such costs and all liabilities of Seller other than the Assumed Liabilities, including, without limitation, Tax liabilities, shall be paid out of the proceeds of the Purchase Price.

16. Risk of Loss. The risk of loss of or damage to the Purchased Assets from fire or other casualty or cause shall be on Seller at all times up to the Effective Date, and it shall be the responsibility of Seller to repair, or cause to be repaired, and to restore the property to the condition it was before the loss or damage.

17. Seller's Name. Seller agrees that from and after the Effective Date, Buyer shall have all of the rights that Seller has to use in or in connection with the conduct of any business (whether carried on by it directly or through any related corporation) the names "AID" and "Automatic Inspection Devices" ("Names"); any part or portion of the Names, either alone or in combination with one or more other words; or any variation of the Names. Seller agrees to take or cause to be taken any and all steps or actions that shall be or become permissible, proper, or convenient to enable or permit Buyer to use any rights that Seller has to the Names, or any part or portion of the Name, either alone or in combination with one or more other words. After the Effective Date, Seller agrees that it will not use either directly or indirectly the Names or any name that may be confused with the Names.

18.      Termination.

         a. This Agreement may be terminated at any time before the Closing Date as follows:

                  i.       By Buyer and Seller in a written instrument.

                  ii. By either Buyer or Seller if the Closing does not occur on or prior to the Closing Date.

                  iii. By Buyer or Seller if there has been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other, and this breach by its nature cannot be cured before the Closing.

                  iv. By Buyer or Seller if there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other, and this breach is not cured within ten (10) business days after the breaching party receives written notice of the breach from the other party.

         b. If terminated as provided in this Section 18, this Agreement shall forthwith become void and have no effect, except for Sections 18.c and except that no party shall be relieved or released from any liabilities or damages arising out of such party's breach of any provision of this Agreement or of the Confidentiality Agreement between the parties dated April 2001.

         c. Buyer warrants and agrees that if this Agreement is terminated pursuant to Section 18 through the fault of, or as a result of a breach by, Buyer, each party will not, during the two (2) year period following the termination, directly or indirectly solicit any employee of the other party to leave the other party's employment.

19.      Miscellaneous Provisions.

         a. Representations and Warranties. All representations, warranties, and agreements made by the parties pursuant to this Agreement shall survive the consummation of the transactions contemplated by this Agreement for two (2) years after the Closing date.

         b. Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (i) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or (ii) on the business day following the day such notice or other communication is sent by overnight courier to the following:

                  If to Seller:     CEO
                                    Integral Vision, Inc.
                                    38700 Grand River Avenue,
                                    Farmington Hills, Michigan 48335
                                    (248) 471-2660 Phone Number
                                    (248) 615-2971 Fax Number

                  If to Buyer:      CEO
                                    DaTarius Technologies, Inc.
                                    13844 Alton Parkway, Suite 132
                                    Irvine, CA 92618
                                    +44 7770 7980973 Phone Number
                                    +44 7970 974 828 Fax Number

                  or to such other address or facsimile number that the parties may designate in writing.

         c. Assignment. Neither Seller nor Buyer shall assign this Agreement, or any interest in it, without the prior written consent of the other, except that Buyer may assign this to an affiliated company of Buyer which is controlled by Buyer; provided, in such case, all of Buyer's obligations under this Agreement or any Related Agreement shall be guaranteed by Buyer.

         d. Parties in Interest. This Agreement shall inure to the benefit of, and be binding on, the named parties and their respective successors and permitted assigns, but not any other person.

         e. Choice of Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Michigan, without regard to choice of law. All legal actions brought concerning this Agreement or any dispute hereunder shall be brought only in the courts of the State of Michigan, County of Oakland, or in the federal courts located in such state. Both parties submit to venue and jurisdiction in these courts.

         f. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each counterpart were on the same instrument.

         g. Entire Agreement. This Agreement, all Related Agreements and all related documents, schedules, exhibits, or certificates represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement and that is signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.

         h.       Arbitration.

                  i. Any dispute, controversy, or claim arising out of or relating to this Agreement or relating to the breach, termination, or invalidity of this Agreement, whether arising in contract, tort, or otherwise, shall at the request of any party be resolved in binding arbitration.

                           Any arbitration shall proceed in accordance with the current Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA") to the extent that the Arbitration Rules do not conflict with any provision of this Section.

                  ii. No provision of or the exercise of any rights under this Section shall limit the right of any party to seek and obtain provisional or ancillary remedies (such as injunctive relief, attachment, or the appointment of a receiver) from any court having jurisdiction before, during, or after the pendency of an arbitration proceeding under this Section. The institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of any party (including the party taking the action or instituting the proceeding) to submit a dispute, controversy, or claim to arbitration under this Section.

                  iii. Any award, order, or judgment made pursuant to arbitration shall be deemed final and may be entered in any court having jurisdiction over the enforcement of the award, order, or judgment.

                  iv. The arbitration shall be held before one arbitrator knowledgeable in the general subject matter of the dispute, controversy, or claim and selected by AAA in accordance with the Arbitration Rules.

                  v. The arbitration shall be held at the office of AAA located in Detroit, Michigan (as the same may be from time to time relocated), or at another place the parties agree on.

                  vi. In any arbitration proceeding under this Section, subject to the award of the arbitrator(s), each party shall pay all its own expenses and an equal share of the fees and expenses of the arbitrator. The arbitrator shall have the power to award recovery of costs and fees (including reasonable attorney fees, administrative and AAA fees, and arbitrator's fees) among the parties as the arbitrator determine to be equitable under the circumstances.

         The parties have executed this Agreement effective on the date set forth on the first page of this Agreement.

SELLER                                       BUYER
Integral Vision, Inc.                        DaTARIUS Technologies, Inc.


By:                                          By:
   ----------------------------------           --------------------------------
         Charles J. Drake                             James Steynor
         Its:  Chairman                               Its:  Authorized Signer